                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               PYRAMID BREWERIES
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                          [LOGO OF PYRAMID BREWERIES]

                            PYRAMID BREWERIES INC.
                           91 So. Royal Brougham Way
                           Seattle, Washington 98134

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

  Notice is hereby given that the Annual Meeting of the shareholders of Pyramid Breweries Inc. (the "Company") will be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on Thursday, May 13, 1999 at 10:00 a.m., for the following purposes:

  1. To elect three directors.

  2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting.

  All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

  Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since one-third of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors

                                          /s/ George Hancock

                                          George Hancock
                                          Chairman
April 13, 1999

                       [LOGO OF PYRAMID BREWERIES INC.]

                            PYRAMID BREWERIES INC.

                                PROXY STATEMENT

                 For Annual Meeting of Shareholders to be held

                                 May 13, 1999

                     SOLICITATION AND REVOCATION OF PROXY

  The enclosed proxies are solicited by the Board of Directors of Pyramid Breweries Inc. (the "Company" or "Pyramid") to be voted at the annual meeting of shareholders to be held on May 13, 1999, or any adjournments thereof (the "Annual Meeting"). The individuals named as proxies are George Hancock and John Stoddard. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about April 13, 1999.

  All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted for the proposals listed herein and on the proxy. A shareholder giving a proxy has the power to revoke it at any time before it is voted.

  At the close of business on March 15, 1999, there were 8,224,352 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors. Only shareholders of record at the close of business on March 15, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. The holders of one-third of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum.

  In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company does not currently intend to employ any other party to assist in the solicitation process.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 15, 1999, for (i) each person known to the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors and named executive officers (as defined herein), and (iii) all of the Company's executive officers and directors as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. Except as otherwise noted, the address of the named shareholder is c/o Pyramid Breweries Inc., 91 South Royal Brougham Way, Seattle, Washington 98134.

                                                        Shares Beneficially
                                                               Owned
                                                        -----------------------
   Name and Address(1)                                    Number     Percent
   -------------------                                  ------------ ----------
   George Hancock......................................    1,090,000     13.3%
   John Stoddard(1)....................................    1,041,750     12.7
   John T. Bryce(2)....................................      836,500     10.2
   Richard Denmark(3)..................................       79,778      1.0
   Edward Black(4).....................................       17,233      0.2
   George C. Textor, Jr.(2)............................       16,500      0.2
   George Arnold(5)....................................        6,166        *
   Thomas Schwalm(6)...................................        5,500        *
   Robert Toledo.......................................          500        *
   All executive officers and directors as a group (10
    persons)(7)........................................    3,094,437     37.6
   Brookhaven Capital Management, LLC(8)...............      908,225     11.1
    3000 Sandhill Road
    Building 3, Suite 105
    Menlo Park, California 94025
   Spear, Leeds & Kellogg(9)...........................      450,000      5.4
    10 Exchange Place
    Jersey City, New Jersey 07302

--------
 *   Less than 0.1%.
(1) Includes 2,500 vested options from the Non-Employee Directors Stock Option Plan.
(2) Includes 7,500 vested options from the Non-Employee Directors Stock Option Plan.
(3) Includes 77,778 vested options.
(4) Includes 10,833 vested options.
(5) Includes 5,333 vested options.
(6) Includes 5,000 vested options from the Non-Employee Directors Stock Option Plan.
(7) Includes 116,444 vested options.
(8) The information provided with respect to Brookhaven Capital Management, LLC is based solely on statements filed with the Securities and Exchange Commission. The shares set forth in the table are owned by a group consisting of the following:
    Brookhaven Capital Management, LLC, a California limited liability company ("LLC"); Vincent A. Carrino ("Carrino"); and Daniel R. Coleman ("Coleman"). The business address of LLC and Carrino is 3000 Sandhill Road, Building 3, Suite 105, Menlo Park, California 94025. The business address of Coleman is 1370 116th Avenue NE, Suite 210, Bellevue, Washington 98004. The LLC is an investment adviser to various accounts, including investment limited partnerships of which it is also a general partner. Carrino is the sole Manager and the majority member of LLC. Coleman is the Executive Vice President and a minority member of LLC.

(9) The information provided with respect to Spear, Leeds & Kellogg is based solely on statements filed with the Securities and Exchange Commission. Spear, Leeds & Kellogg is a Limited Partnership organized under the laws of the State of New York.

                             ELECTION OF DIRECTORS

  The Board of Directors currently has seven members. The Board is divided into three classes. Initially, Class I directors were elected for one year, Class II directors for two years and Class III directors for three years. Successors to the class of directors whose term expires at any annual meeting shall be elected for three-year terms. Each of George Hancock, Robert Toledo and Scott Barnum is nominated as a member of Class I to serve for a three-year term until the annual meeting of the shareholders in 2002 and until his successor is elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of the nominees, Messrs. Hancock, Toledo and Barnum.

  Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The Proxies being solicited hereby will be voted for no more than three nominees at the 1999 Annual Meeting.

Vote Required

  The three nominees receiving the largest number of votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present, will be elected as Class I directors. Shareholders do not have cumulative voting rights in the election of directors.

  THE BOARD RECOMMENDS A VOTE IN FAVOR OF ELECTION TO THE BOARD OF EACH OF THE NOMINEES.

Directors

  The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                      Expiration
   Name                          Current Position with Company(1) Age  of Term
   ----                          -------------------------------- --- ----------
   George Hancock...............    Chairman of the Board and
                                     Chief Executive Officer      54     1999

   John Stoddard................    Director                      39     2000

   John T. Bryce................    Director                      48     2001

   Thomas Schwalm...............    Director                      54     2000

   George C. Textor.............    Director                      54     2001

   Robert A. Toledo.............    Director                      56     1999

   Scott S. Barnum..............    Director                      43     1999

--------
(1) For a description of certain committees of the Board of Directors and the members of such committees, see "Committees of the Board" below.

  GEORGE HANCOCK has served as Chief Executive Officer since May 1992, as President from July 1995 until December 1996 and as Chairman of the Board of the Company since January 1997. Mr. Hancock previously served as Chairman of the Board of the company from July 1989 until July 1995 and has been a director since 1989. He was President of Penknife Computing, Inc., a computer software company, from 1988 to May 1992. Mr. Hancock was previously employed by the international accounting firm of Coopers & Lybrand, where he was primarily responsible for management consulting projects. Mr. Hancock was also the founder of two startup software companies in England and the United States. He was awarded a Masters Degree in Business Administration by Cranfield Institute of Technology, England in 1981. He qualified as an accountant in England in 1967.

  JOHN STODDARD has been a director of the Company since 1989. He served as Chairman of the Board from July 1995 to January 1997 and President and Chief Operating Officer from January 1997 to January 1999. Mr. Stoddard owned and operated a winery, Paul Thomas Wines, Ltd. from July 1989 until the sale of the business to Associated Vintners in 1994. Mr. Stoddard has substantial experience in real estate development and construction. He was employed by Northwest Building Corporation, a company primarily engaged in real estate investment, development, and management, as its Director of Construction from 1982 to 1989.

  JOHN T. BRYCE has been a director of the Company since 1989 and served as President of the Company from July 1989 until July 1995. He has been active as a consultant to the Board advising and assisting on the Company's development. Mr. Bryce received an undergraduate degree in Business Studies in Marketing and Management and a Master of Science from the University of Wisconsin.

  THOMAS SCHWALM has been a director of the Company since February 1997. Mr. Schwalm founded Greenwich Beverage Group, a firm that provides consulting services to the beverage industry, in 1993. He also is a founder of South Beach Beverage Co., which manufactures and distributes a line of non-alcoholic teas and juices. During 1992 until it was sold in 1993, Mr. Schwalm served as President of Barton Beers, Inc., the U.S. importer for, among others, Corona and Tsing Tao. Barton Beers, Inc. also owned Steven's Point Brewing Company, a craft brewer located in Wisconsin. From 1984 to 1992, Mr. Schwalm was Vice President of Sales and Marketing for Dribeck Importers, Inc., the U.S. importer of Beck's Beer. Before that, he spent two years as Group Marketing Director with the Stroh Brewing Co. and fourteen years in various sales and marketing positions with Jos. Schlitz Brewing Co., including four years as Old Milwaukee Brand Director. Mr. Schwalm earned a Bachelors Degree from the University of Wisconsin in 1968.

  GEORGE C. TEXTOR, JR. has been a director of the Company since December 1995. Mr. Textor is a founding General Partner of Capstan Partners, a private equity investment fund. From 1981 to 1988 Mr. Textor was a founding General Partner and Senior Vice President in the Corporate Finance Department of Cable Howse and Ragen (now Ragen MacKenzie Inc.), a regional investment banking and brokerage firm. Prior to that he worked for Seattle Trust and Savings Bank (now Key Bank) from 1971 to 1981 as a Commercial Lending Officer and Vice President and Manager of the Bank's main branch. He is a graduate of Lehigh University and received his MBA from the University of Washington.

  ROBERT A. TOLEDO has been a director of the Company since September 1998. Mr. Toledo was most recently Owner/President of Miller Brands, Inc., a beverage distribution company servicing King County, Washington. From 1972 through 1989 he held various marketing and planning positions with the Miller Brewing Co. including Brand Manager, Director--Corporate Planning, Group Product Director, Vice President of Brand Management and Vice President of Brand and Promotion. From 1965 to 1972 Mr. Toledo held various sales positions with Philip Morris International including Sales Manager of Philip Morris de Puerto Rico. He is a US Small Business/SCORE volunteer counselor advising small businesses. He is a graduate of St. John's University and completed the Stanford University--Senior Management seminar.

  SCOTT S. BARNUM has been a director of the Company since February 1999. Mr. Barnum is Vice President--International for eBay Inc., the leading Internet based person-to-person trading community. Prior to joining eBay, Mr. Barnum was President and Chief Operating Officer of Pete's Brewing Company, the nation's second largest brewer of craft beers. His background includes four years with Miller Brewing company where he held several senior level appointments in the marketing department and where he ultimately became General Manger of the American Specialty and Craft Beer Co., a wholly owned subsidiary formed to establish a national presence in the craft beer segment. His previous experience included nine years with PepsiCo Inc. in its soft drink and snack divisions, both domestically and internationally, in marketing management. Mr. Barnum earned a Masters Degree in Business Administration from Columbia University.

Committees of the Board of Directors

  The Board has an Audit Committee and a Compensation Committee. The Audit Committee, currently comprised of Messrs. Textor, Schwalm, Bryce, Toledo and Barnum, recommends the selections of the Company's independent auditors and consults with the independent auditors on the Company's internal accounting controls. The Audit Committee met three times during 1998. The Compensation Committee, currently comprised of Messrs. Schwalm, Textor, Toledo and Barnum, recommends to the Board salaries and bonuses for the Company's executive officers and administers the Company's Amended and Restated 1995 Employee Stock Option Plan. The Compensation Committee did not meet formally during 1998. The Board of Directors met five times during 1998. Each member of the Board of Directors attended at least 75% of the Board meetings. Each member of the Board who also served on one of the committees of the Board attended at least 75% of the meetings of all committees on which he served, except for Mr. Schwalm who was only able to attend one audit committee meeting.

Executive Compensation

  Compensation Summary. The following table summarizes the annual compensation for services rendered during 1998 and 1997 for the Company's chief executive officer and its other executive officers whose salary and bonus exceeded $100,000 in 1998 ("Named Executive Officers").

                          Summary Compensation Table

                                          Annual Compensation
                                          -------------------      All Other
         Name and Principal Position    Salary ($)(1) Bonus ($) Compensation(2)
         ---------------------------    ------------- --------- ---------------
   George Hancock................  1998    153,600          0        3,181
    Chief Executive Officer and
     Chairman of the Board         1997    153,600          0        1,146

   John Stoddard(3)..............  1998    128,400          0            0
                                   1997    128,400          0            0

   Richard Denmark...............  1998    138,600     15,000            0
    Chief Financial Officer, Vice  1997     42,646     15,000            0
     President-Finance
     and Secretary

   Edward Black..................  1998    120,700      8,000            0
    Vice President--Sales and
     Marketing                     1997      9,285          0            0

   George Arnold.................  1998    102,085      8,000        2,660
    Vice President--Brewery
     Operations                    1997     93,430      8,933        2,131

--------
(1) Includes a car allowance.
(2) Consists of the Company's matching to the 401(k) plan.
(3) Mr. Stoddard was Chief Operating Officer and President and resigned in January 1999.

Grants of Stock Options

  The following table sets forth certain information concerning Options granted during 1998 to the named executives:

                                                                     Potential
                                                                  Realizable Value
                                  Individual Grants                  at Assumed
                    --------------------------------------------- Annual Rates of
                                 % of Total                         Stock Price
                                  Options    Exercise             Appreciation for
                                 Granted to   or Base              Option Term(1)
                      Option    Employees in   Price   Expiration ----------------
       Name         Granted (#) Fiscal Year  ($/Share)    Date    5% ($)  10% ($)
       ----         ----------- ------------ --------- ---------- ------- --------
     George Arnold    50,000       20.3%       $2.56    06/30/08  $80,512 $204,032

--------
(1) Potential realizable values are based on assumed compound annual appreciation rates specified by the SEC. These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Year End Options

  The following table sets forth information concerning the number and value of options held by the named executive officers on December 31, 1998. No stock options were exercised by the named executive officers during the year ended December 31, 1998.

                            Year End Option Values

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised     In-the-Money Options
                                Options at Year End          at Year End(5)
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
   George Hancock...........        0            0           0            0

   John Stoddard(1).........    2,500        2,500           0            0

   Richard Denmark(2).......   77,778       97,222           0            0

   Edward Black(3)..........   10,833       39,167           0            0

   George Arnold(4).........    5,333       50,667           0            0

--------
(1) The exercise price of these options is $12.25 per share of common stock.

(2) The exercise price of these options is $2.88 per share of common stock.
(3) The exercise price of these options is $2.50 per share of common stock.
(4) The weighted-average exercise price of these options is $3.44 per share of common stock.
(5) The closing price on the NASDAQ National Market on December 31, 1998 was $1.50.

Employment Agreements

  Mr. Hancock has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $150,000. Mr. Hancock also may receive a personal performance bonus of up to $20,000 and a corporate performance bonus of up to $30,000 annually. The agreement has a covenant not to compete during his employment and for a period one year following the termination of employment. If Mr. Hancock's employment is terminated without cause, he will receive his annual base salary for a period of two years following the date of such termination.

  Mr. Denmark has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $140,660. Mr. Denmark also may receive a personal performance bonus of up to $15,000 and a corporate performance bonus of up to $10,000 annually. The agreement has a covenant not to compete during his employment and for a period six months following the termination of employment. If Mr. Denmark's employment is terminated without cause, he will receive his annual base salary for a period of six months following the date of such termination.

  Mr. Black has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $121,940. Mr. Black also may receive a personal performance bonus of up to $20,000 annually.

  Mr. Arnold has an employment agreement with the Company of indefinite duration that provides for an annual base salary of $106,080. Mr. Arnold also may receive a personal performance bonus of up to $10,000 and a corporate performance bonus of up to $10,000 annually. The agreement has a covenant not to compete during his employment and for a period one year following the termination of employment. If Mr. Arnold's employment is terminated without cause, he will receive his annual base salary for a period of up to three months following the date of such termination.

Compensation of Directors

  Each non-employee director receives a fee of $385 for each Board meeting attended. All directors are reimbursed for out of pocket expenses for each Board meeting attended, and non-employee directors also participate in the Non-Employee Directors Stock Option Plan ("Director Plan").

  The Director Plan provides for grants of stock options covering 2,500 shares of Common Stock to be made automatically on the date of each annual meeting of shareholders commencing with the 1996 annual shareholders meeting, to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The exercise price under each option is the fair market value of the Common Stock on the date of grant. Each option expires in ten years after grant or one year after the death of the recipient director. A total of 125,000 shares of Common Stock are reserved for future grants of options under the Directors Plan. During 1998, 7,500 options were granted under the Directors Plan: 2,500 shares to each Messrs. Bryce, Schwalm and Textor.

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee during calendar 1998 were Messrs. Schwalm, Textor and Toledo.

Report of Compensation Committee

  The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during 1998.

  Compensation Philosophy. The Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee seeks to align total compensation for management with corporate performance. The Committee places emphasis on variable, performance-based components, such as stock option awards and cash bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

  The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during 1998. While the Committee considered such corporate performance measures as net income, margins and rate of revenue increase, the Committee did not apply a specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as demonstrated leadership ability.

  Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect individual performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

  From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons related to sales and earnings growth.

  In general, compensation payments in excess of $1 million to the CEO are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the

"Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to the CEO will exceed the $1 million limitation during fiscal 1999.

  Chief Executive Officer Compensation. In evaluating the compensation of George Hancock, Chairman and Chief Executive Officer of the Company for 1998, the Committee reviewed Mr. Hancock's performance in managing the business through a difficult year.

  The Committee noted that the Company's net sales decreased 6.5% to $25.7 million from $27.5 million in 1997. Net beer sales decreased 12.6% to $15.9 million from $18.2 million in the prior year. Alehouse sales decreased slightly during the year while soda sales increased 17.2% to $3.4 million from $2.9 million in 1997. The Company posted a loss of $1.1 million or $0.14 per share compared to a loss of $2.1 million or $0.26 per share in the prior year. While the financial results were disappointing, the Company successfully repackaged and relauched its Pyramid and Thomas Kemper beer brands during the year, and completed a successful computer conversion. The committee also noted an increase in beer sales trends in the fourth quarter.

  In accordance with the compensation philosophy described above, the Committee kept Mr. Hancock's base salary at its prior year level of $150,000 for 1998, and did not award a cash bonus for personal or corporate performance. Mr. Hancock was also eligible to receive, but was not awarded stock options.

                                          1998 Compensation Committee

                                          Thomas Schwalm
                                          George C. Textor, Jr.
                                          Robert A. Toledo

Performance Graph

  The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Boston Beer Company, Redhook Ale Brewery Incorporated, Big Rock Brewery, Ltd., Minnesota Brewing Company.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
       AMONG PYRAMID BREWERIES INC., THE S&P 500 INDEX AND A PEER GROUP
                    5 YEAR CUMULATIVE TOTAL RETURN SUMMARY

                             STARTING
                              BASIS
     DESCRIPTION            12/14/95     1995      1996       1997       1998
------------------------------------------------------------------------------
Pyramid Breweries Inc. (%)             -19.74    -75.41     -28.35     -44.18
Pyramid Breweries Inc. ($)   $100.00   $80.26    $19.74     $14.14      $7.89

S & P 500 (%)                            1.93     22.96      33.36      28.58
S & P 500 ($)                $100.00  $101.93   $125.33    $167.14    $214.91

Peer Group Only (%)                     -4.19    -55.61     -32.66       0.62
Peer Group Only ($)          $100.00   $95.81    $45.53     $28.64     $28.82

Peers + Your Company (%)                -6.47    -58.51     -32.29      -3.37
Peers + Your Company ($)     $100.00   $93.53    $38.81     $26.28     $25.39

Note: Data complete through last fiscal year.

Note: Corporate Performance Graph with peer group uses peer group only performance (excludes your company).

Note: Peer group indices use beginning of period market capitalization weighting.

--------
* $100 invested on 12/14/95 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any equity security of the Company are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 1998 such SEC filing requirements were satisfied with the following exception: Mr. Stoddard, an officer and director of the Company, filed one late Form 4 with respect to one transaction.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company no later than December 31, 1999. Proposals may be mailed to the Company, to the attention of the Secretary, 91 So. Royal Brougham Way, Seattle, Washington 98134. The Company's management will have discretionary authority to vote its proxies on any proposal introduced by a shareholder at the Company's 2000 annual meeting unless the shareholder notifies the Company on or before February 28, 2000 that such shareholder intends to introduce a proposal.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors knows of no matters, which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ George Hancock
                                          George Hancock
                                          Chairman

                                 DIRECTIONS TO
             PYRAMID BREWERIES INC. ANNUAL MEETING OF STOCKHOLDERS

           Hyatt Regency Bellevue at Bellevue Place, Regency Ballroom
                             900 Bellevue Way N.E.
                               Bellevue, WA 98004
                                 (425) 462-1234

                               [MAP APPEARS HERE]

  There are three freeways that access the hotel. You may approach from I-90 (East-West), I-405 (North-South) and State Route 520 (East-West). Take I-405 if you are coming from a location North or South of Bellevue. If you are coming from downtown Seattle, take I-90 or State Route 520, whichever is closest.

  Take the N.E. 8th St. Exit, Westbound over the bridge, which puts you on N.E. 8th St. Stay on N.E. 8th St. going West. At the cross street of 106th Ave. N.E., you will see a Washington Mutual Bank on the right hand side. The next driveway after the Bank will be the entrance to the Bellevue Place complex. You may enter and park here. You will see signs directing you toward the hotel elevator which brings you into the hotel lobby. From the hotel lobby, take the stairs or elevator to the third floor and the Regency Ballroom.

                                I-90 Eastbound

  Take 1-405 North. Take N.E. 8th Street Westbound and proceed as directed above.

                                    SR 520

  Take 1-405 South. Take N.E. 8th Street Westbound and proceed as directed above.

                                Sea-Tac Airport

  Follow "To All Freeways" sign and take the I-405 North Exit at Southcenter and proceed as directed above.

Three hours of validated self-parking is available in the Hotel parking garage. For validation, please bring your parking ticket to the Pyramid Breweries Inc.
            sign-in desklocated just outside the Regency Ballroom.

PROXY

                            PYRAMID BREWERIES INC.
                           91 So. Royal Brougham Way
                           Seattle, Washington 98134

           For the Annual Meeting To Be Held Thursday, May 13, 1999

       THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY

Revoking any such prior appointment, the undersigned, a shareholder of Pyramid Breweries, Inc. hereby appoints George Hancock and John Stoddard and either of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Corporation at the Annual Meeting of Shareholders of said Corporation to be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington, on May 13, 1999 at 10:00 A.M. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicate below.

                 (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

                                                            Please mark
                                                            your vote as  [X]
                                                            indicated in
                                                            this example.

This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted FOR the following proposals:

                                                             WITHHOLD
                                                      FOR      VOTE
Proposal 1. Election of the Board of Directors:       [ ]      [ ]

Nominees: George Hancock, Robert Toledo,
Scott Barnum

(Instruction: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

___________________________________________________

With respect to the transaction of such other business as may properly come before the Meeting. Proxyholder, in his sole discretion, will vote the proxy as he may see fit. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such, if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Your name and address as shown as registered - please notify the Corporation of any change in your address.

Signature ________________________________
Please sign exactly as name appears.

Signature if held jointly ______________________________

Dated ______________________, 1999

                           . FOLD AND DETACH HERE .